Exhibit 21.1

PORCH GROUP, INC.

LIST OF SUBSIDIARIES

(as of December 31, 2021)

HIDDEN_ROW
Name of Subsidiary	Jurisdiction
American Home Protect, LLC	Missouri
Americas Call Center, LLC	Missouri
DataMentors Holdings, LLC	Delaware
Elite Insurance Group, Inc.	Delaware
Floify LLC	Colorado
Guardian Small Business Consulting and Financial Services LLC	Idaho
Hire A Helper LLC	California
Homeowners of America Holding Corporation	Delaware
Inspection Support Limited Liability Company	Nevada
iRoofing, LLC	Florida
MovingPlace, LLC	Florida
Porch.com, Inc.	Delaware
Riprock Holding, LLC	Texas
Segin Systems, Inc.	Virginia
SML Relocation, LLC	Texas
SVZ Holding, Inc.	California